EMMET, MARVIN & MARTIN, LLP
                          120 BROADWAY
                    NEW YORK, NEW YORK  10271





                         August 9, 2005



The Bank of New York, as Trustee of FT 1025
101 Barclay Street
New York, New York 10286


     Re:                        FT 1025

Ladies and Gentlemen:

     We are acting as special counsel with respect to New York tax matters for the unit investment trust or trusts included in FT 1025 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust dated December 9, 2003, and a related Trust Agreement dated as of today (collectively, the "Indenture") among First Trust Portfolios, L.P., as Depositor (the "Depositor"), First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and The Bank of New York as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

     We have examined and are familiar with originals or certified copies, or copies otherwise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler LLP, counsel for the Depositor, with respect to the matters of law set forth therein.

     For purposes of this opinion, it is assumed that the assets of the Trust (which we have not examined and express no opinion with respect to) will consist of certain shares of closed-end funds qualifying as regulated investment companies (the "RICs") under the Internal Revenue Code of 1986, as amended (the "Code"). The shares of the RICs held by the Trust shall be referred to as the "Securities" (including delivery statements relating to contracts for the purchase of certain Securities not yet delivered and cash, cash equivalents or an irrevocable letter or letters of credit, or a combination thereof, in the amount required to pay for such purchases upon the receipt of such Securities). We note that the Trust may hold other assets. We express no opinion as to the effect of holding such other assets on the conclusions reached herein. It is noted that no opinion is expressed herein with regard to the federal tax aspects of the Securities, the Trust, the Units or any interest, gains or losses in respect thereof.

     The  Trustee  did  not participate in the selection  of  the
Securities to be deposited in the Trust. The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with amounts received by the Trust and with the proceeds from the disposition of
Securities held in the Trust and the distribution of such payments and proceeds to the Unit holders.

     Article 9-A of the New York Tax Law imposes a franchise tax on business corporations. For purposes of that Article, Section 208.l(d) defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument."

          The Regulations promulgated under Section 208 provide as follows:

          (b)   The term corporation includes . . . any
          business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument.

               ...

          (2)   A  business conducted by a  trustee  or
          trustees  in  which interest or ownership  is
          evidenced  by  certificate or  other  written
          instrument  includes, but is not limited  to,
          an  association  commonly referred  to  as  a
          business  trust  or Massachusetts  trust.  In
          determining whether a trustee or trustees are
          conducting  a  business,  the  form  of   the
          agreement  is  of  significance  but  is  not
          controlling.  The  actual activities  of  the
          trustee  or trustees, not their purposes  and
          powers,  will be regarded as decisive factors
          in  determining whether a trust is subject to
          tax  under  Article 9 A of the Tax  Law.  The
          mere  investment of funds and the  collection
          of    income    therefrom   with   incidental
          replacement of securities and reinvestment of funds, does not constitute the conduct of a business in the case of a business conducted by a trustee or trustees. 20 NYCRR 1-2.5(b).



     New York cases dealing with the question of whether a trust will be subject to the franchise tax have also delineated the general rule that where a trustee merely invests funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax, Burrell v. Lynch, 274 A.D. 347, 84 N.Y.S.2d 171 (3rd Dept, 1948),
order  resettled,  274 A.D. 1073, 85 N.Y.  S.2d  703  (3rd  Dept.
1949).

     In an opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen, Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax. See also Fibreboard Asbestos Compensation Trust (Advisory Opinion) Commission of Taxation and Finance, TSB-A-97(3)C and TSB-A-97(1)I, January 21, 1997.

     In the instant situation, the Trustee is not empowered to, and we assume will not, sell Securities contained in the corpus of the Trust and reinvest the proceeds therefrom. Further, the power to sell such Securities is limited to circumstances in which the creditworthiness or soundness of the issuer of such Security is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Trust liquidated subsequent to the termination of the Trust. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Trust.

     Under Subpart E of Part I, Subchapter J of Chapter 1 of the Code, the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this federal tax rule applies, the income attributed to the grantor will also be income to him for New York income tax purposes. See TSB-M-78(9)C, New York Department of Taxation and Finance, June 23, 1978.

     By letter dated today, Chapman and Cutler LLP rendered its opinion that each Unit holder will be considered as owning a share of each asset of a Trust in the proportion that the number of Units held by such holder bears to the total number of Units outstanding and the income of a Trust will be treated as the income of each Unit holder in said proportion pursuant to Subpart E of Part I, Subchapter J of Chapter 1 of the Code.

     The Trust will hold certain mutual funds (the "RICs") qualifying as regulated investment companies under Code Section
851. We understand that the RICs invest primarily in obligations of the State of New York and subdivisions thereof which pay interest exempt from federal income taxation under Code Section
103. We also understand that the RICs will be paying exempt-interest dividends as that term is used in Code Section 852(b)(5).

     The  New  York State personal income tax (New York  Tax  Law
Article 22) and the New York City personal income tax (New York City Administrative Code Article 11, Chapter 17) both begin their tax computations with federal adjusted gross income. New York
Tax Law Section 612(b)(1) (the language of New York City Administrative Code Section 11-1712(b)(1) is virtually identical) provides that when computing New York adjusted gross income, a taxpayer shall add to federal adjusted gross income "interest income on obligations of any state other than this state." This is clarified by Section 112.2(a) of the New York State Personal Income Tax Regulations which requires the adding back of:

          Interest income on obligations of any  state,
          other  than New York State, or of a political
          subdivision   of   any   such   other   state
          (including  that  part of an  exempt-interest
          dividend,  as  described in  852(b)(5)(B)  of
          the   Internal  Revenue  Code,  paid   by   a
          regulated investment company which is derived
          from any such obligations)
                ...


     We understand that at least a portion of the exempt-interest dividends paid by the RICs will be treated as derived from New York obligations for purposes of Section 612(b)(1) of the New York Tax Law and Section 11-1712(b)(1) of the New York City Administrative Code.

     We have not examined the RICs. We express no opinion as to the qualification of the RICs under Code Section 851, the qualification of any RIC dividend as an exempt-interest dividend under Code Section 852(b)(5), what portion, if any, of any exempt-interest dividend paid by the RICs is derived from New York municipal obligations, and whether any exempt-interest dividend would be tax exempt under the New York State or New York City
personal   income  tax  if  paid  directly  to  a  Unit   holder.
Furthermore, we note that special rules may apply to the deductibility of interest if a Unit holder uses borrowed funds to purchase Units.

     Based on the foregoing and on the opinions of Chapman and Cutler LLP, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New
York: 1) the Trust will not constitute an association taxable as a corporation under New York law, and accordingly will not be subject to the New York State franchise tax or the New York City general corporation tax; and 2) exempt-interest dividends within the meaning of Code Section 852(b)(5) paid by the RICs, to the extent that they would be exempt from New York State or New York City personal income tax if directly received by a Unit holder, will retain their tax-exempt status when received by the Trust and distributed to such Unit holder.

     We consent to the filing of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units and to the references to our name in such Registration Statement and the preliminary prospectus included therein.

                               Very truly yours,



                               EMMET, MARVIN & MARTIN, LLP